Exhibit 10.2

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of September 8, 2023 (the “Effective Date”), by and among Templar, LLC, a Tennessee limited liability company (the “Acquirer”), APx Acquisition Corp. I, a Cayman Islands exempted company (“SPAC”), APx Cap Sponsor Group I, LLC (“Sponsor”), Angel Losada Moreno (“Moreno”) and David Proman (“Proman” and together with Moreno, the “Directors”) (each a “Party” and, collectively, the “Parties”).

WHEREAS, SPAC completed its initial public offering on December 9, 2021 (the “IPO”), and pursuant to its Amended and Restated Memorandum and Articles of Association (the “Articles”), and its two three-month extensions, SPAC has 21 months from the completion of the IPO, or until September 9, 2023, to complete a merger, share reconstruction or amalgamation, asset or share acquisition, exchangeable share transaction, reorganization, contractual control arrangement or other similar type of transaction (a “Business Combination”);

WHEREAS, SPAC filed with the Securities and Exchange Commission (“SEC”) and mailed to its shareholders a definitive proxy statement seeking shareholder approval to, among other things, amend the Articles to extend the date by which SPAC has to complete a Business Combination from September 9, 2023 to December 9, 2023 (i.e., for a period of time ending 24 months after the completion of the IPO) (such extension and related matters, the “Extension”);

WHEREAS, as of Effective Date, SPAC has not completed or announced a Business Combination;

WHEREAS Sponsor and the Directors collectively own (i) 4,312,500 Class B ordinary shares, par value $0.0001 per share, of SPAC (the “Class B Shares”), originally acquired by the Sponsor for an aggregate purchase price of $25,000, or approximately $0.0058 per Class B Share, in a private placement prior to the IPO and (ii) 8,950,000 warrants (the “Private Placement Warrants”) to purchase Class A ordinary shares, par value $0.0001 per share, of SPAC (the “Class A Shares”), which Private Placement Warrants were acquired by Sponsor for an aggregate purchase price of $8,950,000, or $1.00 per Private Placement Warrant, in a private placement that occurred simultaneously with the completion of the IPO;

WHEREAS, the Parties desire that (i) Sponsor sell, and Acquirer purchase, an aggregate of 3,342,188 Class B Shares and 6,936,250 Private Placement Warrants held by Sponsor (collectively, the “Transferred Securities”) for an aggregate purchase price of $1.00 plus Acquirer’s agreement to advance up to $50,000 to pay for expenses related to SPAC’s current SEC quarterly filing (the “Purchase Price”), (ii) prior to the Closing (as defined below), Sponsor and SPAC take all actions necessary to ensure that SPAC has fully satisfied, discharged and paid all of SPAC’s Liabilities (as defined below) incurred on or prior to the Closing Date (as defined below) that are not reflected on Schedule 10(k), and obtained a waiver of the deferred underwriting fee from the underwriters of the IPO, and (iii) at the Closing, Acquirer and SPAC enter into a joinder to the letter agreement entered into by the Sponsor with SPAC upon the closing of the IPO (collectively, the “Transaction”); and

WHEREAS, SPAC’s board of directors has determined that the Transaction provides SPAC with an increased likelihood to consummate a Business Combination and that it is in the best interests of SPAC and its shareholders to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1. Sale and Purchase of Transferred Securities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, immediately following the removal and replacement of SPAC’s existing officers with the persons designated by Acquirer pursuant to Section 6(a), Sponsor shall sell, assign, convey and deliver to Acquirer, and Acquirer shall purchase and accept from the Sponsor, all of Sponsor’s right, title and interest in, to and under the Transferred Securities, free and clear of all mortgages, liens, pledges, charges, security interests, encumbrances or other adverse claims of any kind (collectively, “Liens”) other than Liens on transfer imposed under applicable securities laws. In consideration for the sale of the Transferred Securities, Acquirer shall pay to Sponsor the cash portion of the Purchase Price in cash or wire transfer of immediately available funds at the Closing and shall advance to SPAC up to $50,000 to pay for expenses related to SPAC’s current SEC quarterly filing.

2. SPAC Liabilities. Prior to the Closing, Sponsor and SPAC shall take all actions necessary to ensure that SPAC has fully satisfied, discharged and/or paid all of SPAC’s Liabilities incurred on or prior to the Closing Date, except as set forth on Schedule 10(k), and obtained a waiver of the deferred underwriting fee from the underwriters of the IPO.

3. Insider Letter. At the Closing, Acquirer and SPAC shall enter into a joinder to the letter agreement entered into by the Sponsor with SPAC upon the closing of the IPO (the “Insider Letter”).

4. Sponsor Retained Securities. The Parties acknowledge that, after the sale and purchase set forth in Section 1 of this Agreement, Sponsor and the Directors will retain an aggregate of 970,312 Class B Shares (the “Retained Shares”) and 3,342,188 Private Placement Warrants (the “Retained Warrants” and together with the Retained Shares, the “Retained Securities”). Sponsor and the Directors agree that, to the extent that, in connection with the SPAC’s initial Business Combination, the Acquirer agrees to forfeit, cancel, transfer, defer, amend or waive the terms of, or subject to earnout or lock-up or any other restriction all or a portion of the Transferred Securities, Sponsor and the Directors, as applicable, shall subject all of the Retained Securities to the same treatment, pro rata, based on the number of the applicable Retained Securities out of the total number of Class B Shares or Private Placement Warrants, as applicable, and provided that all holders of Class B Shares and Private Placement Warrants subject their Class B Shares and Private Placement Warrants to the same treatment; and provided, further, that that if the Acquirer enters into any agreement that gives it the right, on an absolute or contingent basis, to earn back or restore the value or original terms of the Class B Shares or Private Placement Warrants that were the subject of any such forfeitures, cancellations, transfers, deferrals, amendments, waivers, earn-outs, lock-ups or other restrictions, the Sponsor and the Directors, as applicable, shall be provided the same rights on a pro rata basis. In addition, in connection with SPAC’s initial Business Combination, Sponsor and the Directors, as applicable, shall enter into any voting support agreement, lock-up agreement, registration rights agreement or other similar agreement that SPAC and Acquirer enter into. If Sponsor or the Directors fail to comply with the foregoing agreements, Sponsor and the Directors hereby irrevocably appoint Acquirer as his or its attorney in fact to execute and deliver any and all agreements and instruments necessary to effectuate such agreements. Sponsor agrees that it shall not transfer any Retained Securities until the closing of SPAC’s initial Business Combination. Sponsor agrees to use its best efforts to obtain the agreement of its anchor investors, prior to the Closing, to amend its operating agreement and/or any other agreements with its anchor investors to remove or waive any provisions that do not permit the agreements set forth in this Section 4.

5. Closing. The closing of the Transaction and the other transactions contemplated by this Agreement (the “Closing” and the date the Closing occurs, the “Closing Date”) will take place on the first business day following the satisfaction of the conditions to closing set forth in Section 8 of this Agreement.

6. Management.

(a) Concurrently with the execution of this Agreement, SPAC’s officers shall execute and deliver to Acquirer resignation letters, which letters shall take effect on the Closing Date. Upon the Closing, SPAC shall take such actions as necessary to effectuate the removal of SPAC’s existing officers and replacement with the persons designated by Acquirer.

(b) Concurrently with the execution of this Agreement, SPAC’s directors shall execute and deliver to Acquirer resignation letters, so that (i) effective as of the Closing, Angel Losada Moreno, David Proman and Diego Dayenoff shall resign and be replaced by at least two (2) individuals designated by Acquirer (the “New Directors”) to be appointed by the remaining directors to the SPAC’s board of directors as of the Closing, and (ii) effective following the Closing upon expiration of all applicable waiting periods under Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, the other remaining current directors of SPAC (other than the New Directors) shall resign and be replaced by individuals designated by Acquirer to be appointed by the New Directors to the SPAC’s board of directors and corresponding committees as of the Closing.

(c) Effective as of the Closing, access to the SPAC’s bank account(s) shall be transferred to Acquirer and/or its designees.

7. Other Covenants of SPAC and Sponsor.

(a) Assignment of Registration Rights. On or prior to Closing Date, Acquirer shall enter into a joinder to that certain Registration Rights Agreement dated as of June 22, 2021, by and among SPAC and each of the parties executing a signature page thereto (the “Registration Rights Agreement”) and, pursuant to such joinder, will receive the same rights and benefits with respect to the Transferred Securities as previously held by Sponsor.

(b) Waiver of Deferred Underwriting Fees. On or prior to the Closing Date, SPAC shall deliver to Acquirer a waiver (in form and substance reasonably satisfactory to Acquirer) by BofA Securities, Inc. (“BofA”) of the deferred underwriting fees which would be owed to BofA upon consummation of a Business Combination pursuant to that certain Underwriting Agreement dated December 6, 2021, between SPAC and BofA (“Underwriting Agreement”).

(c) Nasdaq Listing. SPAC and Sponsor shall provide Acquirer with copies of all written communications between SPAC and representatives of the Nasdaq Stock Market (“Nasdaq”) regarding the non-compliance notice received by SPAC dated June 9 , 2023 of its warrants (“APXIW”) and shall facilitate an introduction between Nasdaq and Acquirer and its counsel for the purpose of addressing such deficiency. Between the Effective Date and Closing Date, SPAC and Sponsor shall reasonably cooperate with Acquirer to prepare and submit any agreement, plan or other document requested by Nasdaq relating to regaining compliance with Nasdaq’s continued listing standards.

(d) Delivery of Records. On the Closing Date, SPAC and/or Sponsor shall deliver to Acquirer all of SPAC’s organizational documents, minute and stock record books and the corporate seal, books of account, general, financial, tax and personnel records, invoices, shipping records, supplier lists, correspondence and other documents, records and files and computer software and programs to a location designated by Acquirer. Sponsor shall not retain copies of the foregoing, except for archiving and legal recordkeeping purposes.

(e) Extension.

(i) SPAC has duly convened and held a meeting of its shareholders (“Shareholder Meeting”) in accordance with the SPAC’s Articles, for the purpose of obtaining the Extension and providing the SPAC shareholders with the opportunity to redeem Class A Shares in accordance with the Articles. The Extension provides that the SPAC will pay not more than $125,000 per month to extend the time required to complete a Business Combination.

(ii) Prior to or concurrently with the Closing, Sponsor and the Directors shall convert the Retained Shares into 970,312 Class A Shares and promptly after the Closing in order to support the Extension and Nasdaq listing; and promptly after the Closing, Acquirer shall convert its 3,342,188 Class B Shares into 3,342,188 Class A Shares.

(iii) The Sponsor shall not be obligated to make any payments or loans to SPAC in connection with the Extension.

(iv) Acquirer shall advance to SPAC for deposit into the SPAC’s trust account up to $125,000 per month during the period of the Extension.

(f) No Agreements. SPAC shall not enter into any agreement after the date hereof without the prior written consent of Acquirer.

8. Conditions to Closing.

(a) The obligations of Acquirer to consummate the Transaction and the other transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Acquirer) on or prior to the Closing of each of the following conditions precedent:

(i) The representations and warranties of SPAC and Sponsor set forth in Sections 9 and 10 of this Agreement, respectively, shall be true and correct in all material respects (except for the representations and warranties contained in Sections 9(a), 9(b), 9(d), 9(e), 10(a), 10(c), and 10(g), which shall be true and correct in all respects) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(ii) SPAC and Sponsor shall have performed, satisfied and complied in all material respects with all covenants and agreements contained in this Agreement.

(iii) SPAC and/or Sponsor shall have delivered evidence reasonably satisfactory to Acquirer that, as of the Closing Date, all liabilities or obligations (absolute, accrued, contingent or otherwise), other than the Liabilities set forth on Schedule 10(k), have been paid or discharged.

(iv) SPAC shall have delivered evidence reasonably satisfactory to Acquirer that BofA has waived the deferred underwriting fee pursuant to the Underwriting Agreement.

(v) Sponsor shall have executed and delivered to the Acquirer stock powers and/or other instruments of transfer duly conveying the Transferred Securities to the Sponsor.

(vi) SPAC shall have delivered to Acquirer the resignation of each officer and director of SPAC on the terms as set forth in Section 6 of this Agreement.

(vii) Sponsor shall have obtained all requisite consents necessary for the consummation of the Transaction.

(viii) SPAC shall have delivered to Acquirer a copy of the joinder to the Insider Letter duly executed by SPAC.

(ix) Sponsor shall have delivered to Acquirer evidence of the termination of the Administrative Services Agreement, effective as of the Closing Date, executed by Sponsor and SPAC.

(x) SPAC shall have delivered to Acquirer a copy of the joinder the Registration Rights Agreement duly executed by SPAC.

(xi) The Class A Shares, warrants and units of SPAC remain listed on Nasdaq;

(xii) Acquirer shall pay to Sponsor the cash portion of the Purchase Price in cash or wire transfer of immediately available funds at the Closing and shall advance to SPAC up to $50,000 to pay for expenses related to SPAC’s current SEC quarterly filing.

(xiii) Prior to the Closing, Sponsor and the Directors shall have delivered notices to SPAC to convert the Retained Shares into an aggregate of 970,312 Class A Shares, and SPAC shall have delivered to SPAC’s transfer agent instructions and an opinion of counsel for all of such Retained Shares to be converted into Class A Shares.

(xiv) Access to SPAC’s bank account(s) shall have been transferred to Acquirer and/or its designees.

(b) The obligations of SPAC and Sponsor to consummate the Transaction and the other transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Sponsor) on or prior to the Closing of each of the following conditions precedent:

(i) The representations and warranties of Acquirer set forth in Section 11 of this Agreement shall be true and correct in all material respects (except for the representation and warranty contained in Section 11(a), which shall be true and correct in all respects) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(ii) Acquirer shall have performed, satisfied and complied in all material respects with all covenants and agreements contained in this Agreement.

(iii) Acquirer shall have paid the Purchase Price to Sponsor and advanced to SPAC up to $50,000 to pay for expenses related to SPAC’s current SEC quarterly filing.

(iv) Acquirer shall have delivered to Sponsor and SPAC a copy of the joinder to the Insider Letter, duly executed by Acquirer.

(v) Acquirer and Sponsor shall have entered into a transfer agreement acceptable to each of them which agreement will provide for a transfer of certain securities from Acquirer to Sponsor in the event that Sponsor introduces Acquirer to investors that invest up to $10 million in the Business Combination.

9. Representations and Warranties of Sponsor and the Directors. Sponsor and the Directors make the representations and warranties contained in this Section 9 as of the date hereof to Acquirer, intending that Acquirer rely on each of such representations and warranties in order to induce Acquirer to enter into and consummate the Transaction.

(a) Authorization. The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the Transactions and the other transactions contemplated by this Agreement are within the Sponsor’s powers and have been duly authorized by all necessary action on the part of Sponsor. Assuming the due authorization, execution and delivery of this Agreement by each other Party, this Agreement constitutes a valid and binding agreement of Sponsor and the Directors, enforceable against Sponsor and the Directors in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the enforcement of rights of creditors generally and by general equitable principles.

(b) No Consents. No consent of any third party is necessary for the execution, delivery and performance of this Agreement and the consummation of the Transaction and the other transactions contemplated by this Agreement by Sponsor which shall not have been obtained prior to the Closing Date.

(c) No Governmental Authorization. The execution, delivery and performance of this Agreement and the consummation of the Transaction and the other transactions contemplated by this Agreement by Sponsor or the Directors require no action by or in respect of, or filing or notice with, any governmental authority, other than compliance with any applicable requirements of the Securities Act, the Exchange Act of 1934, as amended (“Exchange Act”), and any other applicable securities laws, whether state, federal or foreign.

(d) Non-contravention. The execution, delivery and performance of this Agreement and the consummation of the Transaction and the other transactions contemplated by this Agreement by Sponsor and the Directors does not (i) contravene, conflict with, or result in a violation or breach of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree binding upon or applicable to Sponsor, the Directors or the Transferred Securities, (ii) contravene, conflict with, or result in a violation or breach of any provision of any agreement to which Sponsor of the Directors are a party, (iii) require any consent or other action by any person under any material agreement or other instrument binding upon Sponsor or the Directors or any material license, franchise, permit, certificate, approval or other similar authorization affecting the assets or business of Sponsor, the Directors or the Transferred Securities, or (iv) result in the creation or imposition of any Lien on the Transferred Securities.

(e) Title to Transferred Securities. Sponsor has good and valid legal title to, and beneficial ownership of, the Transferred Securities. Upon the sale of the Transferred Securities, Acquirer will receive good and valid legal title to, and full beneficial ownership of, the Transferred Securities, free and clear of all Liens other than other than Liens on transfer imposed under applicable securities laws. Other than the Transferred Securities and Retained Securities, Sponsor has no other ownership interests in SPAC including any securities convertible or exchangeable into any ownership interests of SPAC.

(f) Litigation. There is no litigation or other administrative or judicial proceedings pending or, to Sponsor’s knowledge, threatened that would prevent Sponsor from selling the Transferred Securities to Acquirer.

(g) Finders’ and Advisory Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Sponsor or the Directors who would be entitled to any fee or commission from Sponsor in connection with the transactions contemplated in this Agreement for which Acquirer or SPAC would be liable following the Closing.

(f) Termination of Administrative Services Agreement. SPAC and Sponsor have terminated that certain Administrative Services Agreement between SPAC and APx Cap Sponsor Group I, LLC dated as of December 6, 2021 (the “Administrative Services Agreement”). As of the date hereof, Sponsor has forgiven and fully discharged all fees that are outstanding under the Administrative Services Agreement.

10. Representations and Warranties of SPAC. SPAC makes the representations and warranties contained in this Section 10 as of the date hereof to Acquirer, intending that Acquirer rely on each of such representations and warranties in order to induce Acquirer to enter into and consummate the Transactions.

(a) Authorization. The execution, delivery and performance by SPAC of this Agreement and the consummation by SPAC of the Transaction and the other transactions contemplated by this Agreement are within SPAC’s powers and have been duly authorized by all necessary action on the part of SPAC, including any necessary action by security holders of SPAC. Assuming the due authorization, execution and delivery of this Agreement by each other Party, this Agreement is the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the enforcement of rights of creditors generally and by general equitable principles.

(b) Corporate Existence and Power. SPAC is an exempted company duly formed, validly existing and in good standing under the laws of the Cayman Islands and has all requisite powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

(c) No Consents. No consent of any third party is necessary for the execution, delivery and performance of this Agreement and the consummation of the Transaction and the other transactions contemplated by this Agreement by SPAC which shall not have been obtained prior to the Closing Date.

(d) No Governmental Authorization. The execution, delivery and performance of this Agreement and the consummation of the Transaction and the other transactions contemplated by this Agreement by SPAC require no action by or in respect of, or filing with, any governmental authority, other than compliance with any applicable requirements of the Securities Act, Exchange Act and any other applicable securities laws, whether state, federal or foreign, all of which actions or filings will be timely made.

(e) Non-contravention. The execution, delivery and performance of this Agreement and the consummation of the Transactions and the other transactions contemplated by this Agreement by SPAC do not (i) contravene, conflict with, or result in a violation or breach of any provision of the Articles or any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree binding upon or applicable to SPAC or the Transferred Securities, (ii) contravene, conflict with, or result in a violation or breach of any provision of any written agreement to which SPAC is a party, (iii) require any consent or other action by any person under any material agreement or other instrument binding upon SPAC or any material license, franchise, permit, certificate, approval or other similar authorization affecting the assets or business of SPAC, or (iv) result in the creation or imposition of any Lien on the Transferred Securities.

(f) SEC Filings. SPAC has filed or furnished (as applicable) all forms, reports, schedules statements and documents with the SEC under the Securities Act or Exchange Act since its formation (the “SPAC SEC Documents”). As of its filing date, each SPAC SEC Document complied, as to form and content in all material respects with the applicable requirements of the Securities Act, Exchange Act, and all other applicable securities laws as the case may be, and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(g) Capitalization. Except as contemplated by this Agreement or as disclosed in the SPAC SEC Documents, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of SPAC is authorized or outstanding, (ii) there is not any commitment or offer of SPAC to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of SPAC and (iii) SPAC has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. Except as disclosed on Schedule 10(g), no person is entitled to any right of first offer, right of first refusal, preemptive or similar right with respect to the issuance of any securities of SPAC and, except as set forth in this Agreement or in the SPAC SEC Documents, no person is entitled to or any rights with respect to the registration of any securities of SPAC under the Securities Act.

(h) Listing. SPAC’s Class A Shares, warrants and units are listed on Nasdaq. Other than as disclosed in Schedule 10(h) or the SPAC SEC Documents, there is no action or proceeding pending, or to the SPAC’s knowledge, threatened against SPAC by Nasdaq with respect to any intention by such entity to prohibit or terminate the listing of SPAC’s securities on Nasdaq.

(i) Contracts. The SPAC SEC Documents and Schedule10(i) hereto contain a complete list of all contracts of the SPAC which will survive the Closing Date (“SPAC Contracts”). True and correct copies of the SPAC Contracts have been made available to Acquirer (including, without limitation, through filing on EDGAR), together with all amendments, exhibits, attachments, waivers or other changes thereto.

(j) No Material Change. Since March 31, 2023, there has not been any material change in the capital, assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of SPAC from the capital, assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of SPAC disclosed in the SPAC SEC Documents.

(k) Liabilities. Schedule 10(k) hereto contains a true and correct list of unpaid invoices, loans, accounts payable, accrued expenses and other liabilities (collectively, the “Liabilities”) of SPAC as of the Effective Date. SPAC has, and shall have, no liabilities or obligations (absolute, accrued, contingent or otherwise) as of the Effective Date or Closing Date other than the Liabilities.

(l) Finders’ and Advisory Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of SPAC who would be entitled to any fee or commission from SPAC in connection with the Transactions for which Acquirer or SPAC would be liable after the Closing Date.

(m) Reimbursable Expenses. There are no outstanding loans or reimbursable expenses owed by SPAC to the Sponsor, SPAC’s officers or directors or any affiliate thereof and no other amounts are, or to the SPAC’s knowledge will, after the Effective Date, be payable by SPAC to Sponsor, SPAC’s officers or directors or any affiliate thereof related to any services provided to SPAC.

(n) No Proceedings. There are no actions, suits, proceedings or inquiries pending or, to SPAC’s knowledge, threatened against or affecting SPAC at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which in any manner adversely affects, or may in any manner adversely affect, the business, operations, capital, assets, liabilities and obligations (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or results of operations of SPAC or which may affect the sale of the Transferred Securities.

11. Representations and Warranties of Acquirer. Acquirer makes the representations and warranties contained in this Section 11 as of the date hereof to Sponsor and SPAC, intending that Sponsor and SPAC rely on each of such representations and warranties in order to induce Sponsor and SPAC to enter into and consummate the Transactions.

(a) Authorization. The execution, delivery and performance by Acquirer of this Agreement and the consummation by Acquirer of the Transaction and the other transactions contemplated by this Agreement are within Acquirer’s power and have been duly authorized by all necessary action. Assuming the due authorization, execution and delivery of this Agreement by each other Party, this Agreement constitutes a valid and binding agreement of Acquirer, enforceable against Acquirer in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the enforcement of rights of creditors generally and by general equitable principles.

(b) No Governmental Authorization. The execution, delivery and performance by Acquirer of this Agreement and the consummation by Acquirer of the Transaction and the other transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental authority, other than compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities laws, whether state, federal or foreign.

(c) Investment Representations.

(i) Acknowledgment. Acquirer understands and agrees that the Transferred Securities have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the sale of the Transferred Securities will be effected in reliance upon one or more exemptions from registration afforded under the Securities Act. Acquirer acknowledges and agrees that the Transferred Securities may not be offered, resold, transferred, pledged or otherwise disposed of by Acquirer absent an effective registration statement under the Securities Act, except (i) to SPAC or a subsidiary thereof, (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act (including without limitation a private resale pursuant to so called “Section 4(a)1 1⁄2”), or (iii) in an ordinary course pledge such as a broker lien over account property generally, and, in each of clauses (i)-(iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or account entries representing the Transferred Securities will contain a restrictive legend to such effect. Acquirer acknowledges and agrees that the Transferred Securities will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, Acquirer may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Transferred Securities and may be required to bear the financial risk of an investment in the Transferred Securities for an indefinite period of time. Acquirer acknowledges that the Transferred Securities will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year following the filing of certain required information with the SEC after the closing of a Business Combination. Acquirer acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Transferred Securities.

(ii) Status. Acquirer is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act. Acquirer has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the Transferred Securities and of making an informed investment decision, and has conducted a review of the business and affairs of SPAC that it considers sufficient and reasonable for purposes of purchasing the Transferred Securities. Acquirer understands that the Transferred Securities will be sold to Acquirer in reliance upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Acquirer set forth in this Agreement, in order that Sponsor may determine the applicability and availability of the exemptions from registration on which Sponsor is relying.

(iii) Purchase for Own Account. Acquirer is purchasing the Transferred Securities for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Acquirer has no present intention of selling, granting any participation in, or otherwise distributing the Transferred Securities. Acquirer does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Transferred Securities.

(d) Acquirer Review. Acquirer has reviewed the SPAC SEC Documents, including the exhibits thereto. Acquirer is not relying on any other information concerning SPAC or the Transferred Securities in connection with acceptance of the Transferred Securities, other than as set forth herein.

(e) Finders’ and Advisory Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Acquirer who would be entitled to any fee or commission from SPAC in connection with the transactions contemplated in this Agreement for which Sponsor would be liable.

12. Release. Sponsor and Directors hereby release SPAC and each of its officers, directors and shareholders from any claims that Sponsor or Directors may have now or in the future, whether contractual, statutory or otherwise, against any of SPAC, its officers, directors or shareholders relating to (i) the formation of SPAC, (ii) the operation of SPAC (including agreements between Sponsor and SPAC) up to the Closing and (iii) the dismissal of Sponsor or any of its officers, directors or employees as an officer, director or employee of SPAC, as applicable. Notwithstanding the foregoing, nothing herein shall be construed as a waiver or release of (x) any claim for indemnification that Sponsor or Directors may have against SPAC regardless of whether such claim arises after the Closing, (y) any rights under this Agreement or any of the agreements executed and delivered hereunder, or (z) any claim for fraud, willful misconduct or gross negligence.

13. Indemnification and Exculpation; Insurance.

(a) All rights to exculpation or indemnification for acts or omissions occurring through the date hereof now existing in favor of any of the officers and directors of SPAC prior to the consummation of the Transactions as provided in the Articles will survive the execution of this Agreement and the Closing and will continue in full force and effect in accordance with their terms and will not be amended by SPAC to eliminate or reduce such rights except to the extent required by law.

(b) The SPAC shall renew or otherwise extend its current directors’ and officers’ liabilities insurance policy to the expiration date of the SPAC, if and to the extent extended, on terms reasonably acceptable to Acquirer, and shall obtain, as of the closing of the Business Combination, a “tail” insurance policy, to the extent available on commercially reasonable terms and at an aggregate cost of no higher than 150% of the premium of the SPAC’s directors’ and officers’ liabilities insurance policy as of the date of this Agreement, extending coverage for an aggregate period of six (6) years providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the closing of the Business Combination covering (as direct beneficiaries) those persons who are as of the date of this Agreement currently covered by the SPAC’s directors’ and officers’ liability insurance policy, of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date of this Agreement by, or for the benefit of, the SPAC.

14. Further Assurances. Each Party agrees that it will execute and deliver, or cause to be executed and delivered, on or after the date of this Agreement, all such other documents and instruments as are reasonably required for the performance of such Party’s obligations hereunder and will take all commercially reasonable actions as may be necessary to consummate the Transaction and the other transactions contemplated by this Agreement and to effectuate the provisions and purposes hereof. In addition, without limiting the foregoing, Sponsor shall cooperate with SPAC and Acquirer with respect to all filings that SPAC or Acquirer elect to make or are required by law to make in connection with the Transaction and the other transactions contemplated by this Agreement.

15. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing: (a) by written consent of SPAC, Sponsor and Acquirer, (b) if the Closing has not occurred on or prior to September 11, 2023 and SPAC has not obtained the Extension, (c) by written notice to Sponsor, Directors and SPAC from Acquirer if there is any breach of representation, warranty, or covenant of Sponsor, Directors and/or SPAC such that the conditions specified in Section 8 of this Agreement would not be satisfied at the Closing, (d) by written notice to Acquirer from Sponsor, Directors or SPAC if there is any breach of representation, warranty, or covenant of Acquirer such that the conditions specified in Section 8 of this Agreement would not be satisfied at the Closing. In the event of the termination of this Agreement, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, affiliate, agent, consultant or representative of such Party) to the other Parties hereto; provided that, if such termination shall result from the willful and material breach by a Party of its covenants and agreements hereunder or common law fraud or willful and material breach in connection with the transactions contemplated by this Agreement, such Party shall not be relieved of liability to the other Parties for any such willful and material breach or common law fraud occurring prior to such termination. The provisions of Sections 9, 10, 11, 12, 13, 15, and 16 will survive any termination of this Agreement.

16. Miscellaneous.

(a) Entire Agreement. This Agreement contains the entire agreement between the Parties and supersedes any previous understandings, commitments or agreements, oral or written, with respect to the subject matter hereof. No modification of this Agreement or waiver of the terms and conditions hereof shall be binding upon either Party, unless mutually approved in writing.

(b) Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such provision(s) had never been contained herein, provided that such provision(s) shall be curtailed, limited or eliminated only to the extent necessary to remove the invalidity, illegality or unenforceability in the jurisdiction where such provisions have been held to be invalid, illegal, or unenforceable.

(c) Titles and Headings. The titles and section headings in this Agreement are included strictly for convenience purposes.

(d) No Waiver. It is understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e) Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to its conflicts of laws rules. Each Party (i) irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, New York, New York (collectively, the “Courts”), for purposes of any action, suit or other proceeding arising out of this Agreement; and (ii) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such Party. Any Party may serve any process required by such Courts by way of notice.

(f) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(g) Counterparts. This Agreement may be executed in counterparts (delivered by email or other means of electronic transmission), each of which shall be deemed an original and which, when taken together, shall constitute one and the same document.

(h) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email or other electronic means, with affirmative confirmation of receipt, (iii) one business day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) business days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses or at such other address for a Party as shall be specified by like notice.

If to Acquirer:	Templar, LLC
714 Westview Ave
Belle Meade, TN 37205
Attention: Kyle P. Bransfield
Email: kyle.bransfield@unionacquisitiongroup.com

With a copy, which shall not constitute notice, to:

Loeb & LoebLLP
345 Park Ave
New York, New York 10154
Attention: Mitchell S. Nussbaum
Email: mnussbaum@loeb.com

If to SPAC or Sponsor:

APX Acquisition Corp. I
Juan Salvador Agraz 65
Contadero, Cuajimalpa de Morelos
05370, Mexico City, Mexico
Attention: Daniel Braatz
Email: dan@apxcap.mx

With a copy, which shall not constitute notice, to:

APX Acquisition Corp. I
Juan Salvador Agraz 65
Contadero, Cuajimalpa de Morelos 05370, Mexico City, Mexico
Attention: Xavier Martinez
Email: xavi@apxcap.mx

(i) Binding Effect; No Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

(j) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the transactions contemplated hereby shall create any rights in or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

(k) Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

(l) Expenses. Sponsor shall pay the expenses incurred by Sponsor and SPAC in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated, including all fees of its legal counsel and other advisors. Acquirer shall pay the expenses incurred by Acquirer in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated, including all fees of its legal counsel and other advisors.

(m) Survival of Representations, Warranties and Covenants. The representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing.

(n) Injunctive Relief. It is hereby understood and agreed that damages shall be an inadequate remedy in the event of a breach by any Party of any covenants or obligations herein, and that any such breach by a Party will cause the other Parties great and irreparable injury and damage. Accordingly, the breaching Party agrees that the other Parties shall be entitled, without waiving any additional rights or remedies otherwise available to such other Parties at law or in equity or by statute, to injunctive and other equitable relief in the event of a breach or intended or threatened breach by the breaching Party of any of said covenants or obligations.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered, all as of the Effective Date.

ACQUIRER:

TEMPLAR, LLC

By:	/s/ Kyle P. Bransfield
Name:	Kyle P. Bransfield
Title:	Managing Member

SPAC:

APX ACQUISITION CORP. I

By:	/s/ Daniel Braatz
Name:	Daniel Braatz
Title:	Chief Executive Officer

SPONSOR:

APX CAP SPONSOR GROUP I, LLC By: APX CAP HOLDINGS I, LLC, its sole member

By:	/s/ Daniel Braatz
Name:	Daniel Braatz
Title:	Managing Member

By:	/s/ Angel Losada Moreno
Name:	Angel Losada Moreno

By:	/s/ David Proman
Name:	David Proman

[Signature Page to Purchase Agreement]